EXHIBIT 10.3

REAL ESTATE AGREEMENT

     AGREEMENT made as of this 19th day of June, 2002, by and between CONSTANTINE MACRICOSTAS , an individual having an address at c/o Photronics, 6 Fairfield Drive, Brookfield, Connecticut 06804 (hereinafter referred to as the "Seller") and PHOTRONICS, INC., a Connecticut corporation with an office and place of business at 15 Secor Road, Brookfield, Connecticut 06804 (hereinafter referred to as the "Buyer")

W I T N E S S E T H :

     l.  PROPERTY.  The Seller hereby agrees to sell and convey, and the Buyer hereby agrees to purchase the real property and improvements known as 5 Fairfield Drive, 10 Fairfield Drive, and 17 Secor Road, in the Town of Brookfield, County of Fairfield, and State of Connecticut, hereinafter also referred to as the "Premises", specifically described in Schedule A annexed hereto and made a part hereof, together with and subject to all easements, rights-of-way, privileges and appurtenances thereto, all as shown on Schedule A together with any strips, gores and other rights pertaining to the Premises and all right, title and interest of the Seller, if any, in and to any stream or body of water, bounding said Premises, and all of the Seller's right, title and interest, if any, in the bed of any abandoned street or road in front of or adjoining the Premises.  Seller hereby represents and covenants that it is the sole record-owner in fee simple of the Premises.

     2.  PURCHASE PRICE.  The purchase price is FIVE HUNDRED AND THIRTY THOUSAND AND NO/100 DOLLARS ($530,000.00), allocated $190,000.00 to 5 Fairfield Drive, $200,000.00 to 10 Fairfield Drive, and $140,000.00 to 17 Secor Road, which the Buyer agrees to pay as follows:

     (a) Cash or check drawn on a Connecticut bank
           reasonably acceptable to Seller, payable to the
           Seller upon the signing of this Agreement;                              $0.00

     (b)  In cash or by unendorsed certified check or
            unendorsed bank or cashier's check drawn
            on a Connecticut bank reasonably
            acceptable to Seller, or by wire transfer of
            immediately available funds, and payable
           directly to the order of Seller or to such person
           or entity or persons or entities as Seller, or
           to such account as Seller, may designate in
           writing, or any combination hereinabove
           described, at the time of closing;                                   $530,000.00

                                                                                      Total     $530,000.00

     3.  VACANT LAND.  The subject property is comprised of 3 parcels of property of 5.44 acres, 1.98 acres, and 2.35 acres respectively which are currently undeveloped.

     4.  CLOSING AND POSSESSION.  The closing shall take place on or before thirty (30) days following satisfaction of the contingencies hereinafter set forth in section 11, at the offices of Gager & Peterson, LLP, 2 Stony Hill Road, Bethel, Connecticut, or at such other time and place as both parties agree upon in writing at which time a deed to and exclusive possession of said Premises shall be delivered to the Buyer upon payment of the aforesaid purchase price.

     5.  CONVEYANCE.  The Seller shall deliver to the Buyer, at the time of closing, a deed of conveyance to the Premises, which shall be a full covenant Warranty Deed, duly executed and acknowledged, conveying a good and marketable title in fee simple in and to the Premises, free and clear of all encumbrances and exceptions, except as set forth in this Agreement.  At the closing, the Seller shall deliver the amount of the Connecticut real estate conveyance taxes imposed with respect to this transaction.

     6.  ADJUSTMENTS.  Property taxes and municipal assessments shall be apportioned according to local custom as of the date of closing. Should any tax or assessment be undetermined on the date of the closing of title, the last determined tax or assessment shall be used for the purposes of the apportionment, subject, however, to later readjustment if the final amount due differs substantially from the amount apportioned.

     7.  TITLE EXCEPTIONS.  The Premises shall be conveyed to and accepted by the Buyer subject to:

     (a)  Building lines if established, zoning and building regulations, and any and all provisions of any ordinance, governmental regulation or public or private law affecting said Premises; subject to Buyer's satisfaction with the Premises' compliance with the same pursuant to the terms of Section 11 hereof.

     (b)  Property taxes of the Town of Brookfield on the List of 10/1/01, and any existing municipal assessments, commencing with the tax payment and/or assessment or installment thereof next due after the date of closing, which the Buyer shall by acceptance of the deed assume and agree to pay, subject to adjustment as hereinbefore stated.

     (c)  Any riparian rights of others in any stream or body of water adjoining or passing through said Premises.

     (d)  Any and all assessments which may, on or after the date hereof, be levied against or become a lien on said Premises for any municipal improvements hereafter made.

      (e)  Any state of facts shown on an accurate survey of the Premises.

      (g)  Any covenants, easements and restrictions of record which do not materially and adversely affect the use of the Premises subject to Buyer’s review and approval of the same pursuant to Section 8B hereof.

      (h)  Those matters are set forth in Schedule A attached hereto and made a part hereof.

     8.  TITLE.

          A.  TITLE DEFECT.  If because of a defect in the title to the Premises Seller shall be unable on the date of closing to convey title as required hereunder, the closing date shall be extended for a period of not more than thirty (30) days to permit Seller to perfect title.  If at the end of said thirty (30) day period Seller, after using its best efforts, shall not have perfected title, then the Buyer may elect to accept such title as Seller can convey upon payment of the purchase price or Buyer, on that ground, may reject acceptance of the deed of conveyance.  Upon such rejection all sums paid hereunder by Buyer shall be repaid by Seller to Buyer.  Upon receipt of such payment by Buyer or Buyer's attorney, this Agreement shall terminate and become null and void and the parties hereto shall be released and discharged of all further claims and obligations each to the other hereunder.

          It is agreed that no matter shall be considered to be a defect in title if under applicable provisions of the Standards of Title of the Connecticut Bar Association such matter is not considered to be a defect in title without curative action or if a title insurance company licensed to do business in Connecticut will issue a commitment to provide an owner's and mortgagee's policy at standard rates without exception for such item or insuring against loss or damage arising therefrom.

          B.  TITLE SEARCH AND CERTIFICATION; SURVEY.  Buyer shall procure at its expense any title search, title certification, or survey desired by it or any lender providing mortgage financing for this transaction.  The Buyer shall deliver to Seller a copy of said title search or certification within thirty (30) days after the date of this Agreement and shall simultaneously give Seller written notice of any title defect or any encumbrance which is unsatisfactory to Buyer.  The Buyer shall be deemed to have waived objection to any title defect not specified in such notice that is either set forth in such title search or certification, or is otherwise known to Buyer.

     9.  SELLER'S AFFIDAVIT.  The Seller agrees to execute, at the time of closing of title, an affidavit (a) verifying the non-existence of mechanics' and materialmen's liens (or Waiver of Mechanic's Lien as provided in the following section), (b) verifying the non-existence of any tenants' rights, except as set forth herein, (c) verifying the non-existence of any security interests in personal property and fixtures being sold with the Premises, (d) that the Seller has no notice of any facts or circumstances not of record which could give rise to the claim of any third party to rights of adverse possession or use over the Premises or any part thereof in derogation of Seller's title, and (e) to the extent of Seller's knowledge, updating any available survey, which survey Seller agrees to provide to Buyer on or before closing.

     10.  WAIVER OF MECHANIC'S LIEN.  If any work has been done or material furnished on the Premises within ninety (90) days prior to closing on behalf of Seller for which a lien could be filed, the Seller agrees to deliver to the Buyer at the closing evidence of payment of such claims or absolute waivers of mechanic's liens.  Failure to do so shall constitute a representation that no such work has been done nor any materials furnished.

     11.  CONTINGENCIES.  Buyer's obligations hereunder shall be contingent upon satisfaction of the following contingencies:

          A.  Environmental Contingency.  Buyer shall be entitled at its option and at its sole expense to conduct an environmental investigation of the Premises for the purposes of verifying the absence of hazardous waste on the Premises at levels above those allowed under applicable state and Federal law.  If Buyer's inspection of the Premises reveals levels of hazardous waste above those allowed, it shall so notify the Seller or Seller's attorney in writing on or before five (5) business days from May 1, 2002 (the "Environmental Contingency Date"), whereupon (subject to the terms of Section 11C hereof) this Agreement shall terminate, all deposit monies shall be refunded to Buyer, and this Agreement shall be of no further force or effect and Seller and Buyer shall be discharged of all liability, each to the other, hereunder.  Seller agrees to cooperate with Buyer in providing access to the Premises for such investigation, and Seller shall at Buyer's request execute and deliver to Buyer such evidence of Buyer's authorization to conduct such investigation as Buyer reasonably deems necessary.  If Seller or Seller's attorney does not receive such written notice on or before the Environmental Contingency Date, this contingency shall be deemed to be fulfilled and this Agreement shall remain in full force and effect.

          B.  Inspection Contingency.  Buyer shall be entitled at its sole expense to conduct an inspection of the Premises for the purposes of satisfying itself as to the condition of the Premises, including without limitation as to zoning matters.  If Buyer's inspection of the Premises reveals conditions unsatisfactory to the Buyer in its reasonable discretion, it shall so notify the Seller or Seller's attorney in writing on or before five (5) business days from May 1, 2002 (the "Inspection Contingency Date"), whereupon (subject to the terms of Section 11C hereof) this Agreement shall terminate, all deposit monies shall be refunded to Buyer, and this Agreement shall be of no further force or effect and Seller and Buyer shall be discharged of all liability, each to the other, hereunder.  Seller agrees to cooperate with Buyer in providing access to the Premises and to any surveys or reports pertaining to the Premises in Seller’s possession, and Seller shall at Buyer's request execute and deliver to Buyer such evidence of Buyer's authorization to conduct such inspection as Buyer reasonably deems necessary.    If Seller or Seller's attorney does not receive such written notice on or before the Inspection Contingency Date, this contingency shall be deemed to be fulfilled and this Agreement shall remain in full force and effect.

          C.  Seller's Right to Cure.  Notwithstanding the foregoing, in the event that Buyer exercises its rights under any of the foregoing contingencies to terminate this Agreement, Seller shall at its option have an opportunity to cure or remedy the condition or conditions causing the failure of the contingency.  If Seller desires to effectuate such a cure, it shall give written notice to Buyer of its intent to do so within five (5) business days following Buyer's notice to Seller of its intent to terminate the Agreement, and thereafter, Seller shall have a period of thirty (30) days to effectuate such cure to the Buyer's reasonable satisfaction.  If at the end of such thirty (30) day period, Seller has not succeeded in curing the failed contingency to the Buyer's reasonable satisfaction, all deposit monies shall be refunded to Buyer, and this Agreement shall be of not further force and effect and Seller and Buyer shall  be discharged of all liability, each to the other, hereunder.

          D.  Access To Premises.  The Buyer, its employees and agents, at the Buyer's sole cost and expense, shall have the right to enter upon the Premises from time to time prior to the closing date for the purpose of fulfilling the contingencies set forth in Sections 11A and 11B above.  The Buyer shall give the Seller prior notice of its entry upon the Premises and shall coordinate such entry and inspections with the Seller so that the entry is at a mutually convenient time. The Buyer shall upon request provide certificates of insurance to the Seller evidencing liability insurance in the minimum amount of $1,000,000 combined per occurrence limit carried by the Buyer and/or the Buyer's agents in order to insure any loss arising out of or in connection with entry upon the Premises.  The aforesaid insurance shall be issued by an insurance company licensed in the State of Connecticut and said insurance company shall be acceptable to the Seller.  Upon completion of any inspections, the Buyer shall restore the Premises to the condition in which it existed prior to said inspections.  The Buyer shall and hereby does indemnify, defend, and save harmless the Seller from and against any and all claims arising out of the entry on and inspection of the Premises by the Buyer and/or the Buyer's employees and agents, including, without limitation, the Seller's attorneys' fees and costs.  Notwithstanding anything contained in this Agreement to the contrary, the terms of this paragraph shall survive (i) closing and the delivery of the deed; and (ii) the termination of this Agreement.

     12.  RISK OF LOSS.  If a condemnation proceeding is instituted against the Premises or any portion thereof, or if all or a portion of the Premises is substantially damaged by fire or other casualty, prior to closing, and if the Seller does not at its option agree to repair or replace any such loss or damage, the Buyer may terminate this Agreement upon written notice to the Seller, whereupon the Seller shall return the deposit monies to the Buyer and the parties shall have no further liabilities or obligations hereunder.  If the Buyer does not so terminate this Agreement, this Agreement shall continue to be effective, and the Seller shall assign to the Buyer at closing all of the Seller's right to receive any award for such condemnation or insurance proceeds as a result of such damage (as the case may be), together with all of the Seller's rights to litigate such claim and to negotiate a settlement with the condemning authority or the insurance carrier.

     13.  DEFAULTS.

          A.  If the Seller materially breaches this Agreement prior to closing, the sole liability of the Seller shall be (and the remedies of the Buyer shall be limited to) either, at the option of the Buyer, (i) the return by the Seller of the Buyer of the deposit monies (in which case this Agreement shall become null and void, and the parties shall have no further liabilities or obligations hereunder), or (ii) a suit by the Buyer against the Seller for specific performance only.

          B.  If the Buyer materially breaches this Agreement prior to closing, the deposit monies shall be paid in full to the Seller either, at the option of the Seller, (i) as liquidated damages for such breach, in which event this Agreement shall become null and void, and the parties shall have no further liabilities or obligations hereunder; or (ii) as monies to be applied to the Seller's damages to be sought by Seller in a suit against Buyer.

     14.  BROKERAGE.  The Buyer represents that no agent or broker has called its attention to said Premises, showed them to it or any representative of it or in any manner dealt with it or them or been instrumental in effecting this transaction.  The Buyer agrees to save the Seller harmless from any loss, expense or liability from any commission claim by any broker or agent by virtue of alleged dealings had by such claimant with the Buyer or a representative of the Buyer, provided the Buyer shall be notified immediately of any such claim and may undertake the defense thereof.  The Seller represents to the Buyer that it has not entered into any listing agreement with any agent or broker which would entitle such agent or broker to a commission in connection with this transaction.  The Seller agrees to save the Buyer harmless from any loss, expense or liability from any commission claim by any broker or agent by virtue of any such listing agreement.

     15.  NOTICE.  All notices hereunder shall be in writing and shall be deemed to have been properly given if personally delivered or sent by private overnight express carrier, such as Federal Express, next business day delivery, charges prepaid, addressed to the addresses set forth above.  Notices by the parties may be given on their behalf by their respective counsel.  Notice shall be deemed to have been given upon the date of delivery, if personally delivered, or one (1) business day after the date of deposit if sent by private overnight express carrier, such as Federal Express, next business day delivery.

     16.  NON-FOREIGN PERSON.  Seller represents that Seller is not a foreign person as that term is used in Section 1445(b)(2) of the Internal Revenue Code of 1954, as amended, and Seller agrees to execute an affidavit to that effect and furnish Seller's Taxpayer Identification Number on or before the closing of title.

     17.  COMPLIANCE WITH IRC SECTION 6045.  Seller agrees to provide at closing such information as is necessary to complete an IRS Form 1099, including, without limitation, current address, forwarding address and taxpayer identification number.

     18.  COMPLETE AGREEMENT.  It is understood and agreed that this written Agreement (including Schedule A, and any other schedule or schedules attached hereto) constitutes the entire contract between the parties hereto, and that no oral statements or contract promises or understanding not embodied in this writing shall be valid.

     19.  SELLER’S REPRESENTATIONS AND WARRANTIES.  In consideration of the foregoing and as an inducement for Buyer to enter into this Agreement, the Seller hereby represents and warrants to the best of his knowledge and belief:

          A.  He has delivered to the Buyer copies of any and all environmental or engineering reports relating to the Premises which Seller has in its possession.

          B.  He has disclosed to Buyer any and all claims, notices of violation, orders and/or other actions, pending or threatened, which pertain to the Premises.

     20.  WAIVER AND RELINQUISHMENT OF CLAIMS.  Pursuant to Sections 11A and 11B hereof, the Buyer is being afforded the opportunity to fully inspect the Premises and upon the Environmental Contingency Date and the Inspection Contingency Date  (as hereinabove defined), the Buyer shall be (or shall have had the opportunity to become) thoroughly acquainted with the condition of the Premises.  The Buyer acknowledges that neither the Seller nor any person acting or purporting to act for the Seller has made or now makes any representations or warranties except as expressly set forth herein, and that the Seller is unwilling to make any representations and has held out no inducements to the Buyer  other than those specifically set forth herein.  Without limiting the generality of the foregoing, the Buyer has not relied on any representations or warranties and, except as specifically set forth in this Agreement, the Seller has not made any representations or warranties in either case, express or implied, as to (i) the current or future assessment or valuation of the Premises; (ii) the compliance of the Premises, in its current or any future state, with applicable zoning ordinances and the ability to obtain a variance in respect to any non-compliance with said zoning ordinances; (iii) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Premises from any source, including but not limited to state, city or federal government or any institutional lender; or (iv) any other matter or thing affecting or relating to the Premises.  The Seller is not liable or bound in any manner by any verbal or written statements, representations, or information pertaining to the Premises or the operation, layout, expenses, condition, income, leases or rents furnished by any agent, employee, or other person, unless the same are specifically set forth herein.  Subject to the provisions of Subsections 11 and 19 above, the Buyer agrees to take the Property “AS-IS”, “WHERE-IS”, and in its present condition, subject to reasonable use, wear and tear, and (subject to Section 12 above) due to a taking by condemnation or eminent domain, and due to natural deterioration between the date hereof and the closing.  The Buyer  hereby waives and relinquishes any and all claims against the Seller except as may arise from express representations.  Furthermore, Buyer acknowledges and agrees that as of the closing date, it shall assume any and all obligations pertaining to the Premises, and will indemnify and hold the Seller harmless from and against any and all claims arising therefrom.

     21.  SURVIVAL OF RIGHTS.  Delivery and acceptance of the deed shall constitute full compliance by the Seller with all terms, covenants, conditions and agreements contained herein or connected with this transaction, except for the warranties contained in the deed.

     22.  INTERPRETATION.  Words of any gender used in this Agreement shall be deemed to include any other gender and words in the singular number shall be deemed to include the plural when the sense of the words requires the same.

     23.  SUCCESSION.  This Agreement shall be binding upon the parties hereto and their respective heirs, representatives, successors and assigns, and shall inure to the benefit of the Seller's successors and assigns.  Notwithstanding the foregoing, this Agreement may not be assigned by Buyer without the express prior written consent of the Seller which may be withheld at Seller's discretion.

     24.  EXECUTION OF AGREEMENT.  This Agreement shall not be enforceable against Seller or Buyer unless and until all parties have affixed their signatures hereto.

     25.  CONFIDENTIALITY.  The Buyer agrees that any and all information obtained by the Buyer, its agents, representatives and employees, in connection with any examinations and inspections of the Premises will be held in confidence by the Buyer and its agents, representatives and employees and will not be disclosed to anyone without the prior written consent of the Seller.  In the event this Agreement is terminated prior to closing, the Buyer will return to the Seller any documents and other materials received from the Seller.  The Buyer shall indemnify, defend and hold the Seller harmless from any loss, damages, costs or expenses (including reasonable attorney’s fees) arising as a result of the Buyer’s breach of this Section 25.

     26.  MISCELLANEOUS.

          A.  This Agreement shall not be recorded in the land records of the Town of Brookfield or in any other office or place of public record.  Any such recording without the Seller's consent shall constitute a breach of this Agreement and at Seller's option shall cause this Agreement to become immediately null and void.

          B.  This Agreement shall be governed and construed in accordance with the laws of the State of Connecticut.

          C.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

          D.  Any and all captions used as headings for the various subject matters covered in this Agreement are used only as a matter of convenience as an aid to finding the subject matters and are not to be construed as part of this Agreement and shall not in any way limit or amplify the terms or provisions hereof.

          IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, or caused the same to be signed and sealed, the day and year first above written.

SELLER:

          /s/ Constantine Macricostas            L.S.
           Constantine Macricostas

BUYER:
PHOTRONICS, INC.

BY      /s/ James A. Eder
          James A. Eder
        Its Vice President

SCHEDULE A

     All those certain pieces or parcels of land, situated in the Town of Brookfield, County of Fairfield and State of Connecticut, being designated as Lots 1, 5, and 10 on a certain map entitled “Map of Property Prepared for Secor Development Co. at Brookfield, Conn., Jan. 30, 1979, revised May 15, 1979, Total Area = 27.172 Ac.”, which map was prepared by and certified substantially correct by John M. Farnsworth & Associates, #3743, and which map is on file in the office of the Town Clerk of said Town of Brookfield in Map Book 15 at Page 47.

     SUBJECT TO:

1.  Taxes on the List of October 1, 2001 and thereafter, not yet due and payable.

2.  Facts on Map Nos. 9-57 and 15-47.

3.  Easement to Connecticut Light and Power Company recorded in Volume 131 at Page 1165, Volume 134 at Page 1003 and Volume 143 at Page 1169 of the Brookfield Land Records.

4.  Easement to the Town of Brookfield recorded in Volume 135 at Pages 312 of the Brookfield Land Records (affects Lot 10 only).

5.  Easement to the Town of Brookfield recorded in Volume 135 at Pages 314 of the Brookfield Land Records (affects Lots 1 and 5 only).

6.  Utility Easement to Danbury and Bethel Electric Light Company dated 5-13-1940 and recorded in Volume 32 at Page 319 of the Brookfield Land Records.

7.  Effect, if any, of a Utility Easement to Rocky River Realty Company dated 3-3-1954 and recorded in Volume 42 at Page 181 of the Brookfield Land Records.

8.  Notice of Lease in favor of The Southern New England Telephone Company dated February 1, 1986 and recorded October 1, 1987 in Volume 203, Page 774 of the Brookfield Land Records (Lot 10 only).